As filed with the Securities and Exchange Commission on February 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inter & Co, Inc.

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s name into English)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Av Barbacena, 1.219, 22nd Floor

Belo Horizonte, Brazil, ZIP Code 30 190-131

+55 (31) 2138-7978

(Address, including zip code, of Registrant’s principal executive offices)

Inter & Co, Inc. 2022 Omnibus Incentive Plan

Amended and Restated Inter & Co Payments, Inc. 2020 Equity Incentive Plan

(Full title of the Plan)

Cogency Global, Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Francesca L. Odell

Jonathan Mendes de Oliveira

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

+1 (212) 225-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of (a) 489,386 Class A common shares, par value US$0.0000025 per share (the “Class A Common Shares”), of Inter & Co, Inc., a company incorporated under the laws of the Cayman Islands (the “Registrant”) to be offered and sold with respect to outstanding stock options issued under the Amended and Restated Inter & Co Payments, Inc. 2020 Equity Incentive Plan (the “Payments Plan”) and (b) 10,028,988 Class A Common Shares of the Registrant to be offered and sold with respect to awards issued under the 2022 Omnibus Plan (the “Omnibus Plan”), which includes Class A Common Shares underlying certain awards originally issued under certain legacy equity plans of the Registrant and its subsidiaries and which will be converted into equity awards under the Omnibus Plan.

As part of the transactions by Banco Inter S.A. to transfer its shareholder base to the Registrant, the Registrant assumed and converted certain outstanding equity awards granted by Pronto Money Transfer, Inc. (now Inter&Co Payments, Inc.) under the Payments Plan into corresponding equity awards with respect to the Class A Common Shares.

On January 4, 2023, at an extraordinary general meeting of the Registrant, the Registrant’s shareholders confirmed, ratified and approved the adoption by the Registrant of the 2022 Omnibus Plan (the “Omnibus Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). See Rule 428(a)(1) (§230.428(a)(1)).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on May 2, 2022 (File No. 333-260701).
(b)	The Registrant’s report on Form 6-K furnished to the Commission on June 21, 2022 (Accession No. 0001104659-22-072620).
(c)	The description of the Registrant’s Class A common shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-41419) filed with the Commission on June 13, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents. Except as provided in the last sentence of the first paragraph of the section of this Registration Statement entitled “Item 3. Incorporation of Documents by Reference”, nothing in this Registration Statement shall be deemed to incorporate any information provided in documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

The Companies Act (As Revised) of the Cayman Islands does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant's Articles of Association provide that the Registrant shall indemnify and hold harmless their directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1‡	Amended and Restated Memorandum and Articles of Association of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 333-260701) and incorporated herein by reference)‡

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant

23.1*	Consent of KPMG Auditores Independentes Ltda.

23.2*	Consent of Maples and Calder, Cayman Islands counsel to the Registrant included in Exhibit 5.1

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

99.1*	Inter & Co, Inc. 2022 Omnibus Incentive Plan

99.2*	Inter & Co Payments, Inc. Amended and Restated 2020 Equity Incentive Plan

99.3*	Amendment No.1 to Inter & Co Payments, Inc. Amended and Restated 2020 Equity Incentive Plan

107*	Filing Fee Table

*Filed herewith

‡ Incorporated herein by reference

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, as of this 10th day of February, 2023.

Inter & Co, Inc.

By:	/s/ João Vitor N. Menin T. de Souza
Name: João Vitor N. Menin T. de Souza
Title: Chief Executive Officer

By:	/s/ Helena Lopes Caldeira
Name: Helena Lopes Caldeira
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Registrant, do hereby severally constitute and appoint João Vitor N. Menin T. de Souza and Helena Lopes Caldeira, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Registrant on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of this 10th day of February, 2023.

Name	Title	Date

/s/ João Vitor N. Menin T. de Souza	Chief Executive Officer	February 10, 2023
João Vitor N. Menin T. de Souza

/s/ Helena Lopes Caldeira	Chief Financial Officer	February 10, 2023
Helena Lopes Caldeira

/s/ Rubens Menin Teixeira de Souza	Director	February 10, 2023
Rubens Menin Teixeira de Souza

/s/ Maria Fernanda Nazareth Menin Teixeira de Souza Maia	Director	February 10, 2023
Maria Fernanda Nazareth Menin Teixeira de Souza Maia

/s/ José Felipe Diniz	Director	February 10, 2023
José Felipe Diniz

/s/ Leonardo Guimarães Corrêa	Director	February 10, 2023
Leonardo Guimarães Corrêa

/s/ Cristiano Henrique Vieira Gomes	Director	February 10, 2023
Cristiano Henrique Vieira Gomes

/s/ Luiz Antônio França	Director	February 10, 2023
Luiz Antônio França

/s/ André Maciel	Director	February 10, 2023
André Maciel

/s/ Carlos Medeiros	Director	February 10, 2023
Carlos Medeiros

/s/ Thiago Piau	Director	February 10, 2023
Thiago Piau

/s/ Colleen A. De Vries	Senior Vice President,	February 10, 2023
Colleen A. De Vries	Cogency Global, Inc.; Authorized Representative in the United States